AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON June 28, 2005

Registration No. 333-124612

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3/A

Amendment No. 2 to

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Mobile Mini, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	86-0748362 (I.R.S. Employer Identification No.)

Mobile Mini, Inc.
7420 S. Kyrene Road, Suite 101
Tempe, Arizona 85283
(480) 894-6311
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Lawrence Trachtenberg
Executive Vice President and Chief Financial Officer
Mobile Mini, Inc.
7420 S. Kyrene Road, Suite 101
Tempe, Arizona 85283
(480) 894-6311
(Address, including zip code and telephone number,
including area code of agent for service of process)

Copies to:

Joseph P. Richardson
Michael R. McCoy
Bryan Cave LLP
Two North Central Avenue, Suite 2200
Phoenix, Arizona 85004
(602) 364-7000

     Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is neither final nor complete. This prospectus is not an offer to sell these securities nor is it an invitation for offers to buy these securities in any state or jurisdiction where not permitted.

Subject to completion, dated June 28, 2005

PRELIMINARY PROSPECTUS

$200,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES
WARRANTS
DEPOSITARY SHARES

     Mobile Mini, Inc. may offer from time to time, together or separately, common stock, one or more series of preferred stock, one or more series of unsecured senior or subordinate debt, warrants and depositary shares. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.

     Our common stock is quoted on the Nasdaq National Market under the symbol “MINI”. The last reported sale price of our common stock on June 27, 2005, was $35.00 per share. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _____, ___, 2005.

i

MOBILE MINI, INC.

     Founded in 1983, we believe we are the nation’s largest provider of portable storage solutions through our lease fleet of over 102,000 portable storage and portable office units at March 31, 2005. We offer a wide range of portable storage products in varying lengths and widths with an assortment of differentiated features such as our proprietary security systems, multiple doors, electrical wiring and shelving. At March 31, 2005, we operated through a network of 48 branches located in 28 states and one Canadian province. Our portable units provide secure, accessible temporary storage for a diversified client base of approximately 75,000 customers, including large and small retailers, construction companies, medical centers, schools, utilities, distributors, the U.S. military, hotels, restaurants, entertainment complexes and households. Our customers use our products for a wide variety of storage applications, including retail and manufacturing inventory, construction materials and equipment, documents and records and household goods. Based on an independent market study, we believe our customers are engaged in a vast majority of the industries identified in the four-digit SIC (Standard Industrial Classification) manual published by the U.S. Bureau of the Census. For the twelve months ended December 31, 2004, we generated revenues of $168.3 million.

     Since 1996, we have followed a strategy of focusing on leasing rather than selling our portable storage units. We believe this leasing model is highly attractive because the vast majority of our fleet consists of steel portable storage units, which:

•	provide predictable, recurring revenues from leases with an average duration of approximately 22 months;

•	have average monthly lease rates that recoup our current unit investment within an average of 35 months;

•	have long useful lives exceeding 25 years, low maintenance and high residual values; and

•	produce incremental pre-tax margins of approximately 57%.

        This information is as of the fiscal year ended December 31, 2004.

     Since 1996, we have increased our total lease fleet by over 89,000 units as of March 31, 2005, for a compound annual growth rate, or CAGR, of 28.7%. As a result of our focus on leasing, we have achieved substantial increases in our revenues and profitability. Our annual leasing revenues have increased from $17.9 million in 1996 to $149.9 million in 2004, representing a CAGR of 30.4%. In addition to our leasing operations, we sell new and used portable storage units and provide delivery, installation and other ancillary products and services.

     Our fleet is primarily comprised of refurbished and customized steel portable storage containers, which were built according to the standards developed by the International Organization for Standardization (“ISO”), and other steel containers that we manufacture. We refurbish and customize our purchased ISO containers by adding our proprietary locking and easy opening door systems. These assets are characterized by low risk of obsolescence, extreme durability, long useful lives and a history of high value retention. We maintain our steel containers on a regular basis. This maintenance consists primarily of repainting units every two to three years, essentially keeping them in the same condition as when they entered our fleet. Repair and maintenance expense for our fleet has averaged 2.4% of lease revenues over the past three fiscal years and is expensed as incurred. We believe our historical experience with leasing rates and sales prices for these assets demonstrates their high value retention. We are able to lease our portable storage containers at similar rates, without regard to the age of the container. In addition, we have sold containers and steel offices from our lease fleet at an average of 145% of original cost from 1997 to 2004. Appraisals on our fleet are conducted on a regular basis by an outside appraiser selected by our banks, and the appraiser does not differentiate in value based upon the age of the container or the length of time it has been in our fleet. Our most recent fair market value appraisal appraised our fleet at a value in excess of net book value. At March 31, 2005, the net book value of our fleet was $468.3 million.

     Our principal executive office is located at 7420 S. Kyrene Road, Suite 101, Tempe, Arizona 85283. Our telephone number is (480) 894-6311. The term “Company” herein means Mobile Mini, Inc.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus forms a part and any other document we file at the SEC’s public reference section, located in Room 5080, 100 F Street, N.E., Washington DC 20549 and at the worldwide web site (http://www.sec.gov) maintained by the SEC. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330.

     The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you in this prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

     We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 1-12804):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Proxy Statement on Schedule 14A, relating to our annual meeting of shareholders to be held on June 29 , 2005;

•	the description of our common stock set forth in our prospectus dated May 6, 1999, which comprised part of our registration statement on Form S-2 (File No. 333-76093);

•	our Registration Statement on Form 8-A, filed on December 12, 1999, which contains a description of our Series C Junior Participating Preferred Stock issuable in connection with our stockholder rights plan; and

•	any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     You may request a copy of these filings, at no cost, by writing or telephoning us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, telephone: (480) 894-6311, Attention: Investor Relations. You may also obtain copies of these filings, at no cost, by accessing our website at http://www.mobilemini.com; however, the information found on our website is not considered part of this prospectus.

     No dealer, salesperson or other person is authorized to provide any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

FORWARD-LOOKING STATEMENTS

     This prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements.

     From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q, 8-K and Schedule 14A, press releases and other materials released to the public. Although we believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable, any or all of the forward-looking statements in this prospectus, our reports on Forms 10-K, 10-Q, 8-K and Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties.

Many factors discussed in this prospectus, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus or other public communications that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

     You should carefully read the factors described under the “Risk Factors” section in the prospectus supplement, as well as any risks described in the documents incorporated by reference in this prospectus or any prospectus supplement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the Commission on Forms 10-K, 10-Q, 8-K and Schedule 14A.

USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include funding our fleet and branch expansion, additions to working capital and the repayment of debt. Pending these uses, we may use the net proceeds from any offering to reduce borrowing or invest in short-term obligations.

DIVIDEND POLICY

     We do not currently intend to pay cash dividends on our common stock. Instead, we will use our available cash to continue the expansion of our business. Our credit facility does not allow us to pay dividends without the consent of our lenders.

RATIO INFORMATION

     Set forth below is information concerning our ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividends. These ratios are provided to assist investors in evaluating our ability to meet the interest requirements of debt securities.

Three Months Ended
	March 31,		Fiscal Year Ended December 31,
	2005	2004	2004	2003(1)	2002	2001	2000
Ratio of Earnings to Fixed Charges	2.8x	2.0x	2.6x	1.6x	3.4x	3.9x	3.1x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.8x	2.0x	2.6x	1.6x	3.4x	3.9x	3.1x

(1)	The decrease in the ratios for 2003 was, in part, the result of settling litigation in Florida, which resulted in an after tax charge of $5.2 million, and of restructuring our debt, which resulted in an after tax charge of $6.4 million.

     The ratio of earnings to fixed charges was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges. The ratio of earnings to fixed charges and preferred stock dividends was calculated by dividing the sum of fixed charges and preferred dividends into the sum of earnings before taxes and fixed charges. “Fixed charges” consist of interest expense, which includes the amortization of deferred debt issuance costs and the interest portion of our rent expense.

DESCRIPTION OF CAPITAL STOCK

     The following description is a summary of the material terms of our capital stock and certain provisions of our Certificate of Incorporation and Bylaws. This description does not purport to be complete. For information on how you can obtain our Certificate of Incorporation and Bylaws, see “WHERE YOU CAN FIND MORE INFORMATION.”

General

     Our Certificate of Incorporation provides that we are authorized to issue 100,000,000 shares of capital stock. Our authorized capital stock is comprised of 95,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 2, 2005, there were 14,786,795 shares of common stock issued and outstanding and no shares of preferred stock outstanding. In addition, shares of our Series C Junior Participating Preferred Stock are reserved for issuance in connection with the exercise of the rights outstanding on each share of our common stock pursuant to our stockholder rights plan.

Common Stock

     The holders of common stock have one vote per share on all matters submitted to a vote of our stockholders. Holders of common stock are entitled to receive any dividends on the common stock declared by the Board of Directors out of funds legally available for dividend payments. If we dissolve, liquidate or wind up our business, the holders of common stock will share ratably in our assets after payment of our liabilities and any preferences on the preferred stock. All outstanding shares of common stock are fully paid and nonassessable.

     The holders of common stock do not have any rights to acquire or subscribe for additional shares. Accordingly, if you buy shares in this offering and we later decide to sell additional shares, you will have no right to purchase any of those additional shares. Therefore, your percentage interest would be reduced.

     Under our Bylaws, the holders of one-third of the outstanding shares of our common stock, if present in person or by proxy, represent a quorum for the transaction of business at our stockholders meetings. In most instances, if holders of a majority of the common stock present in person or by proxy at any meeting vote “for” a matter, including the election of directors, the matter passes.

     The holders of common stock do not have cumulative voting rights. This means the holders of more than half of the outstanding shares of our common stock can elect all of the directors if they choose to do so, and the priority stockholders cannot elect any directors. The Board of Directors is allowed to fill any vacancies on the Board between stockholders’ meetings.

Preferred Stock

     Our Board has been authorized, subject to limitations provided in our Certificate of Incorporation, to provide for the issuance of shares of our preferred stock in multiple series. With respect to each series of our preferred stock, our Board has the authority to determine the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends, if any, are cumulative and the dividend rate of the series;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we are dissolved or liquidated;

•	whether the shares are convertible into or exchangeable for shares of common stock, the price or rate of exchange or conversion, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights, if any; and

•	whether the preferred stock will be represented by depositary shares.

     The preferred stock will have no preemptive rights. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

     This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. These certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our Certificate of Incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Anti-Takeover Considerations

Delaware Law

     Mobile Mini is subject to Section 203 of the Delaware General Corporation Law, which prohibits a business combination with an “interested stockholder” unless:

(i)	the transaction in which the stockholder became an interested stockholder or the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

(ii)	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a right to determine confidentially whether shares held by the plan will be tendered in a tender offer); or

(iii)	the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% (and not by written consent) of the voting stock which the interested stockholder did not own.

     The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an “interested stockholder’s” percentage ownership of stock. The term “interested stockholder” is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation’s voting stock.

Certificate of Incorporation and Bylaws

     Provisions in our Certificate of Incorporation and Bylaws may have the effect of discouraging certain transactions that may result in a change in control of our company. Some of these provisions provide that stockholders do not have the power to call a special meeting, cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Certificate of Incorporation allows us to issue preferred stock without any action by stockholders and eliminates cumulative voting. Our Certificate of Incorporation also provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Stockholder Rights Plan

     On December 9, 1999, our Board of Directors adopted a stockholder rights plan under which our stockholders received one preferred share purchase right for each outstanding share of our common stock held by them. Under the stockholder rights plan, if a person or group acquires 15% or more of our voting stock without the prior written consent of the Board, each holder of a purchase right will be able to purchase additional shares at a discount to the then-current market price. The purchase right will expire on December 30, 2009. The description and terms of the rights are set forth in a Rights Agreement dated as of December 9, 1999, as the same may be amended from time to time between us and Wells Fargo Shareowner Services as Rights Agent. Wells Fargo Shareowner Services is the successor to Norwest Bank Minnesota, NA, which was the original rights agent.

Transfer Agent and Registrar

     The transfer agent and registrar issues stock certificates and keeps track of the registered holders of our stock. Our transfer agent and registrar is Wells Fargo Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

     We may offer any combination of senior debt securities or subordinated debt securities. These debt securities will constitute unsecured general obligations. Senior debt securities will rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the offering. Subordinated debt securities rank below all other indebtedness outstanding at or after such offering, unless the other indebtedness provides that it is not senior to the subordinated debt.

     We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. The term “trustee” refers to the trustee under each indenture, as appropriate.

     In addition, we have an existing indenture dated June 26, 2003 with Wells Fargo Bank National Association, as trustee (“existing indenture”), We have $150 million debt securities currently outstanding under the existing indenture and we have the ability to issue additional debt securities under the existing indenture. The debt securities outstanding under the existing indenture and any securities issued under the existing indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture and equal in right of payment to all senior debt securities issued under the senior indenture. The material provisions of the indenture are discussed separately below.

     The following summaries of the debt securities and indentures are not complete. We urge you to carefully read the prospectus supplement discussing the terms of the debt securities and the indenture covering such securities.

General

     The debt securities will be direct, unsecured general obligations of Mobile Mini. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt securities.

     The indentures do not limit the amount of debt securities that we can offer. Each indenture allows us to issue debt securities up to the principal amount that may be authorized by us. We may issue additional debt securities without your consent. We may issue debt securities in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

     A prospectus supplement and any supplemental indentures relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount and priority of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rates (which may be fixed or variable) which the debt securities will bear, or the method for determining rates;

•	the dates from which the interest on the debt securities will accrue and be payable, or the method of determining those dates, and any record dates for the payments due;

•	any provisions for redemption, conversion or exchange of the debt securities, at our option or otherwise, including the periods, prices and terms of redemption or conversion;

•	any sinking fund or similar provisions, which would obligate us to repurchase or otherwise redeem the debt securities, along with the periods, prices and terms of redemption, purchase or repayment;

•	whether the debt securities may be convertible into or exchangeable for shares of common stock or preferred stock;

•	the amount or percentage payable if we accelerate the maturity of the debt securities, if other than the principal amount;

•	any changes to or additional events of default or covenants set forth in the indentures;

•	the terms of subordination, if any;

•	any special tax implications of the debt securities, including provisions for original issue discount securities; and

•	any other terms consistent with the indenture.

     At March 31, 2005, we have $286.9 million aggregate principal of existing debt outstanding that will rank senior to any issued subordinated debt securities and will rank equal to any issued senior debt securities. This amount includes our credit facility, our Senior Notes and other secured and non-secured debt. Other obligations in our normal course of business include accounts payable and other accrued liabilities.

Senior Debt Securities

     Any senior debt securities offered pursuant to the senior indenture will be senior in right of payment to all subordinated debt securities issued under the subordinated indenture. Further, the senior indenture does not prohibit us from issuing additional debt securities that may rank equally in right of payment to the senior debt securities.

     We have an existing indenture with Wells Fargo Bank National Association, as trustee, under which we have $150 million senior debt currently outstanding. We have the ability to issue additional senior debt securities under the existing indenture and we may use this registration statement to do so in the future.

Subordinated Debt Securities

     The subordinated debt securities will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our properties; or

•	during the continuance of any default on senior debt beyond the grace period, unless and until the default on the senior debt is cured and waived.

     The subordinated indenture does not limit the amount of senior debt that we may incur.

     Upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding, the holders of all senior debt securities will first be entitled to receive payment in full of the principal, any premium and interest due on the senior debt before the holders of the subordinated debt securities are entitled to receive any payment.

Global Debt Securities

     Debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form, a global debt security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of global debt securities, and certain limitations and restrictions relating to a series of bearer global debt securities, will be described in the prospectus supplement relating to such series.

     We may determine not to use global securities for any series. In that event, we will issue debt securities in certificate form.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificate form. Those laws and some conditions on transfer of global securities may impair the ability to transfer interests in global securities.

     So long as the depositary or its nominee is the registered owner of a global security, that entity will be the sole holder of the debt securities represented by the applicable indenture. Both we and the trustee are required to treat the depositary or its nominee as the legal owner of those securities for all purposes under the indentures.

     Unless otherwise specified in this prospectus or the prospectus supplement, no actual purchaser of debt securities represented by a global security will be entitled to receive physical delivery of certificated securities or will be considered the holder of those securities for any purpose under the indentures. In addition, no actual purchaser will be able to transfer or exchange global securities unless otherwise specified in this prospectus or the prospectus supplement. As a result, each actual purchaser must rely on the procedures of the depositary to exercise any rights of a holder under the applicable indenture. Also, if an actual purchaser is not a participant of the depositary, the actual purchaser must rely on the procedures of the participant through which it owns its interest in a global security.

Description of the Senior and Subordinated Indentures

Covenants

     Under the indentures, we are required to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing and affirming, based on the review, whether we have fulfilled our obligations under the indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium; and

•	do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, except as otherwise provided in the indentures.

Our senior indenture may also contain negative covenants including, among other things:

•	a limitation on liens we may assume or incur other than specified types of liens unless senior indebtedness issued under the indenture is secured equally or prior to the indebtedness secured by the liens;

•	a restriction on our ability to consolidate, merge, transfer substantially all of our assets or purchase substantially all of the assets of another company, unless we are the continuing company or the surviving or acquiring entity is a domestic company and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

•	a prohibition on the ability of designated subsidiaries to pay dividends, make loans or transfer property to Mobile Mini, Inc., except as provided in the indenture; and

•	restrictions on designated subsidiaries’ ability to become liable or responsible for the payment of any indebtedness or preferred stock other than as provided in the indenture.

        Our existing indenture with Wells Fargo Bank National Association, as trustee, has covenants that may be different from the covenants in the existing indenture. The covenants under our existing indenture with Wells Fargo Bank National Association are described below.

Event of Default, Notice and Waiver

        Events of default under the indentures for any series of debt securities include:

•	failure for 30 days to pay interest on any debt securities of that series;

•	failure to pay principal or premium, if any, of any debt securities of that series;

•	failure to pay any sinking fund payment when due;

•	failure to perform any other covenants contained in the indentures (other than a covenant added to the indentures solely for the benefit of a particular series of debt securities), which continues for 90 days after written notice as provided in the indenture;

•	default under any of our other debt instruments with an aggregate principal amount outstanding of at least $10,000,000; or

•	events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee.

        If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. If the trustee makes such a declaration, the holders of a majority of the aggregate principal amount of the debt securities of that series can generally rescind and annul the declaration and its consequences except where the trustee’s declaration is caused by either our failure to make payment of interest or any premium on or the principal of the securities of such series, or by bankruptcy or insolvency proceedings.

     The indentures limit the holders’ right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

•	the holder has given written notice of default to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of debt securities of that series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of the notice; and

•	no direction inconsistent with a request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities. The holders of debt securities may enforce payment of the principal or premium, if any, or interest on their debt securities. No holder of debt securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of debt securities of that series.

     The holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to the securities of any series; provided, however, that

•	the direction does not conflict with any rule of law or an indenture; and

•	the trustee may take any action it deems proper and which is consistent with the direction of the holders.

     Each indenture provides that, if an event of default has occurred, the trustee is to use the degree of care a prudent person would use in the conduct of his own affairs. Subject to those provisions, the trustee is under no obligation to exercise any of its rights or powers under an indenture at the request of any of the holders of the debt securities of a series unless they have furnished to the trustee reasonable security or indemnity.

     We will be required to furnish to the trustee in an annual statement a notice as to our fulfillment of all of our obligations under the relevant indenture.

Legal Defeasance and Covenant Defeasance

     We may satisfy our obligations under the debt securities of a particular series before maturity. This is called defeasance. We may do so by depositing with the trustee, in trust for the benefit of the holders, sufficient funds to pay the entire indebtedness on that series, including principal, premium, if any, and interest. We must also comply with other conditions before we defease the debt securities. We must deliver an opinion of counsel to the effect that the holders of that series will have no federal income tax consequences as a result of the defeasance.

Modification of the Indenture

     In order to change or modify either the senior or subordinated indenture in ways adversely affecting the interest of the holders, we must obtain the consent of holders of at least a majority in principal amount of all outstanding debt securities affected by that change. The consent of holders of at least a majority in principal amount of each series of outstanding debt securities is required to waive compliance by us with specific covenants in an indenture. We must obtain the consent of each holder affected in order to:

•	extend the maturity, or reduce the principal, redemption premium or interest rate;

•	change the place of payment, or the coin or currency, for payment;

•	limit the right to sue for payment;

•	reduce the level of consents needed to approve a change to an indenture;

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required level of consents needed to approve a change to an indenture; or

•	modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.

Consolidation, Merger or Sale of Assets

     The senior and subordinated indentures permit us to consolidate or merge with another entity. These indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in these indentures and no event of default can have occurred. The remaining or acquiring entity will be substituted for us in these indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under these indentures, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board or any of our officers may be done by the Board or officers of the successor entity. The phrase “all or substantially all” of the assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred.

Description of Existing Indenture

     Change of Control Offer

     Under the existing indenture with Wells Fargo Bank National Association as trustee, upon the occurrence of a Change of Control, each holder of notes issued thereunder will have the right to require that the Company purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     Within the existing indenture, a Change of Control is defined as the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the existing indenture;

          (2) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the existing indenture);

          (3) any person or group (other than any entity formed for the purpose of owning capital stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company;

          (4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder of debt securities under the existing indenture, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the existing indenture with Wells Fargo Bank National Association applicable to a Change of Control Offer made by the Company and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. If the Company is required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     A Change of Control will be an event of default under our existing Credit Agreement, upon which event all amounts outstanding under the credit agreement shall, unless otherwise agreed by the required lenders thereunder, become due and payable. There can be no assurance that, in the event of a Change of Control, the Company will be able to obtain the necessary consents from the lenders under the Credit Agreement to waive such default or consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the trustee and the holders of the debt securities under the existing indenture rights described under “- Events of Default.”

     The term “Credit Agreement” refers to the Amended and Restated Loan and Security Agreement dated as of June 26, 2003, between the Company, the lenders party thereto in their capacities as lenders thereunder and Fleet Capital Corporation, as administrative agent (the “Agent”), Fleet Securities, Inc., as joint lead arranger, Deutsche Bank Trust Company Americas, as co-documentation agent and Deutsche Bank Securities, Inc., as joint lead arranger, together with the related documents thereto (including, without limitation, any notes, guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring (including increasing the amount of available credit thereunder or adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of this indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders. The Credit Agreement has been filed as Exhibit 10.1 to this registration statement and is herein incorporated by reference.

     Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder’s right to redemption upon a Change of Control. Restrictions in the existing indenture described herein on the ability of the Company and certain subsidiaries to incur additional indebtedness, to grant liens on its property, to make certain payments and to conduct certain asset sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the exchange notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the existing indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the existing indenture with Wells Fargo Bank National Association, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the existing indenture by virtue thereof.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and certain subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and certain subsidiaries taken as a whole to another person or group may be uncertain.

     Covenants

     The existing indenture with Wells Fargo Bank National Association as trustee contains material covenants which:

* limit our incurrence of additional indebtedness in certain circumstances;

* limit our ability to declare or pay any dividend or make any distribution, unless such distribution is made payable in qualified stock, as that term is defined in the indenture;

* limit our right to purchase or redeem any capital stock or any warrants, other than capital stock or warrants owned by us;

* limit our right to make any principal payment on, purchase, defease, redeem, prepay decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, any subordinated indebtedness;

* prohibit investments, other than permitted investments as the term is defined in the existing indenture, under certain circumstances;

* a restriction on our ability to sell certain assets, other than to our subsidiaries or in the ordinary course of business, unless at least 75% of the proceeds from such sale are in cash, cash equivalents and or/ replacement assets. If such a sale occurs, the proceeds of such a sale must be used in accordance with the existing indenture. Notwithstanding this provision, we and our subsidiaries are permitted to consummate such asset sales without complying with these provisions if at least 75% of the consideration for such asset sale constitutes replacement assets and such sale is for fair market value. If the proceeds of any such asset sale are not used in accordance with the indenture, the Company may be required to offer to purchase certain debt securities. If the Company must make such an offer, the Company will comply with the all applicable federal securities laws, including Rule 14e-1 of the Exchange Act;

* limit the ability of the Company and designated subsidiaries to pay dividends, make loans or transfer property to Mobile Mini, Inc. except as provided in the indenture;

* restrict our ability to consolidate, merge, transfer or sell substantially all of our assets or purchase substantially all of the assets of another company, as more fully discussed below;

* do not permit certain of our subsidiaries that are not guarantors on the debt securities to issue any preferred stock, other than to the Company or certain wholly-owned subsidiaries, or permit any person, other than the Company or certain wholly-owned subsidiaries, to own any preferred stock of certain subsidiaries that are not guarantors on the debt securities; and

* limit liens we may assume or incur other than specified types of liens;

     Events of Default

     The following events are defined in the existing indenture as “Events of Default”:

     (1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

     (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

     (3) a default in the observance or performance of any other covenant or agreement contained in the existing indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the aggregate outstanding principal amount of the notes issued under the existing indenture (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

     (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any indebtedness of the Company or certain subsidiaries of the Company, or the acceleration of the final stated maturity of any such indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or certain subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $7.5 million or more at any time;

     (5) one or more judgments in an aggregate amount in excess of $7.5 million shall have been rendered against the Company or certain subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

     (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries, as that term is defined in the existing indenture; or

     (7) any guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any guarantor that is a Significant Subsidiary denies its liability under its guarantee (other than by reason of release of a guarantor in accordance with the terms of the existing indenture).

     If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes issued under the existing indenture may declare the principal of and accrued interest on all the notes issued under the existing indenture to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

     If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes issued under the existing indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     The existing indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in aggregate principal amount of the notes issued under the existing indenture may rescind and cancel such declaration and its consequences:

     (1) if the rescission would not conflict with any judgment or decree;

     (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

     (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

     (4) if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

     (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereto.

     The holders of a majority in aggregate principal amount of the notes issued and outstanding under the existing indenture may waive any existing default or Event of Default under the existing indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

     Holders of the notes may not enforce the existing indenture except as provided in our existing indenture with Wells Fargo Bank National Association and the Trust Indenture Act. Subject to the provisions of the existing indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the existing indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to all provisions of the existing indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes issued under the existing indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     Under the existing indenture, the Company is required to provide an officers’ certificate to the trustee promptly upon any such officer obtaining knowledge of any default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any default or Event of Default) that has occurred and, if applicable, describe such default or Event of Default and the status thereof.

     Legal Defeasance and Covenant Defeasance

     Under the existing indenture with Wells Fargo Bank National Association, the Company may, at its option and at any time, elect to have its obligations and the obligations of any guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

     (1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

     (2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

     (3) the rights, powers, trust, duties and immunities of the trustee and the Company’s obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the existing indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the existing indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a default or Event of Default with respect to the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes outstanding under the existing indenture on the stated date for payment thereof or on the applicable redemption date, as the case may be;

     (2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

     (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

     (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the existing indenture (other than a default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (6) the Company shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

     (7) the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

     (8) the Company shall have delivered to the trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

     (9) certain other customary conditions precedent are satisfied.

     Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes outstanding under the existing indenture which have not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company.

     Satisfaction and Discharge

     The existing indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the existing indenture) as to all notes when:

     (1) either:

     (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

     (b) all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit, together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

     (2) the Company has paid all other sums payable under the existing indenture by the Company; and

     (3) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the existing indenture relating to the satisfaction and discharge of the existing indenture have been complied with.

     Modification of the Existing Indenture

     From time to time, the Company, any guarantors and the trustee, without the consent of the holders, may amend the existing indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the existing indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the existing indenture, except that, without the consent of each holder affected thereby, no amendment may:

     (1) reduce the amount of notes outstanding whose holders must consent to an amendment;

     (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any note;

     (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefore;

     (4) make any notes payable in money other than that stated in the notes;

     (5) make any change in provisions of the existing indenture protecting the right of each holder to receive payment of principal of and interest on any note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes outstanding under the existing indenture to waive defaults or Events of Default;

     (6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

     (7) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the existing indenture otherwise than in accordance with the terms of the existing indenture.

     Consolidation, Merger or Sale of Assets

     Under the existing indenture with Wells Fargo Bank National Association, the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any certain subsidiaries of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and certain of the Company’s subsidiaries) whether as an entirety or substantially as an entirety to any person unless:

     (1) either:

     (a) the Company shall be the surviving or continuing corporation; or

     (b) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and certain of the Company’s subsidiaries substantially as an entirety (the “Surviving Entity”):

     (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

     (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the trustee), executed and delivered to the trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the exchange notes and the performance of every covenant of the exchange notes, the existing indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

     (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “- Certain Covenants — Limitation on Incurrence of Additional Indebtedness”;

     (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no default or Event of Default shall have occurred or be continuing; and

     (4) the Company or the Surviving Entity shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture will comply with the applicable provisions of the existing indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of certain subsidiaries of the Company the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Notwithstanding the foregoing clauses (1), (2) and (3), the Company may merge with an Affiliate that is a person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

     The existing indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the existing indenture, the exchange notes and the Registration Rights Agreement with the same effect as if such surviving entity had been named as such.

     The phrase “all or substantially all” of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of the Company or a Guarantor has occurred.

Form, Exchange or Transfer

     The debt securities under the senior, subordinated or existing indenture may be issued in registered, bearer, coupon or global form. We may authorize and determine the terms of a series of debt securities by resolution of our Board of Directors or the pricing committee of our Board of Directors or through a supplemental indenture. Unless otherwise described in the applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of that amount.

     You may transfer or exchange debt securities (other than global securities) without a service charge at the corporate trust office of the trustee. You may also surrender debt securities (other than global securities) for conversion or registration of transfer without a service charge at the corporate trust office of the trustee. You must execute a proper form of transfer and pay any taxes or other governmental charges resulting from that action.

Governing Law

     The senior, subordinated and existing indenture and any debt securities issued thereunder will be governed by and construed in accordance with the laws of the state of New York.

Guarantees

     The debt securities may be guaranteed by our direct or indirect subsidiaries. Each prospectus supplement will describe the guarantees, if any, by our direct and indirect subsidiaries, including the terms of subordination, if any, of such guarantees. Any such guarantee will be made on a joint and several basis and will be full and unconditional.

DESCRIPTION OF WARRANTS

     This section describes the general terms and provisions of our warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those warrants.

     We may issue warrants for the purchase of our debt securities, common stock or preferred stock. We may issue warrants independently or together with other securities and they may be attached to, or separate from, the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as an agent of Mobile Mini in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. The forms of warrant agreements, including the forms of warrant certificates, will be filed as exhibits to the registration statement of which this prospectus is a part.

     You should refer to the provisions of the warrant agreements for more specific information. The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, where applicable:

•	the exercise price for our debt securities, the amount of debt securities you will receive upon exercise, and a description of that series of debt securities;

•	the exercise price for shares of our common or preferred stock and the number of shares of common or preferred stock you will receive upon exercise;

•	the expiration date;

•	whether the warrants will be issued in registered or bearer form, or both;

•	U.S. federal income tax consequences; and

•	any other terms of the warrants.

     After your warrants expire they will become void. The prospectus supplement will describe how you may exercise your warrants. You must exercise warrants for our common stock through payment in U.S. dollars. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

     Until you exercise your warrants to purchase our debt securities or capital stock, you will not have any rights as a holder of our debt securities or capital stock, as the case may be, by virtue of your ownership of warrants. Any shares of preferred stock or common stock that we issue upon exercise of a stock warrant will, when issued, be legally issued, fully paid and nonassessable.

DESCRIPTION OF DEPOSITARY SHARES

     The following briefly summarizes the general provisions of depositary shares representing interests in shares of our preferred stock. Each issuance of shares will be issued under a depositary agreement to be entered into between us and a bank or trust company as depositary. The shares will be evidenced by depositary receipts. A form of the deposit agreement, including the form of depositary receipt will be filed as an exhibit to a prospectus supplement. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you. The particular terms of any depositary shares that we offer will be set forth in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares being offered.

General

     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50,000,000. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including any dividend, voting, redemption, conversion and liquidation rights described in the particular prospectus supplement, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions, rounded to the nearest cent, to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders on the relevant record date.

     The depositary will distribute any property received by it other than cash to the record holders of depositary shares. If the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell the property received and distribute the net proceeds from the sale to such holders.

Redemption of Depositary Shares

     If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

     Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or ratably or by any other equitable method as the depositary may decide.

Voting Deposited Preferred Stock

     Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to that series of preferred stock. Each record holder on the record date will be entitled to instruct the depositary to vote the amount of the preferred stock represented by that holder’s depositary shares. The depositary will try to vote the amount of preferred stock for which it has received instructions in accordance with the instructions.

     We will agree to take all actions that the depositary determines are necessary to enable it to vote as instructed. The depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing the preferred shares.

Amendment and Termination of the Deposit Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority in aggregate principal amount of the shares at the time outstanding which are affected by the amendment thereto. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the amended deposit agreement. The deposit agreement will be terminated if:

•	all outstanding depositary shares have been redeemed, converted or exchanged; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Depositary; Taxes and Other Governmental Charges

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

     Prospective purchasers of depositary shares should be aware that special tax, accounting and other issues may be applicable to depositary shares.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the depositary. The resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

     Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder and neither we or the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. In performing our obligations, we and the depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus from time to time in one or more transactions, using the following methods:

•	directly to one or more purchasers;

•	to or through underwriters or dealers;

•	through agents; or

•	through a combination of any of these methods.

     In addition, we may enter into derivative or hedging transactions with third parties. These third parties may in turn engage in sales of securities pursuant to this prospectus and applicable prospectus supplement in order to hedge their position and use the securities to close out any loan of securities or short position created in connection with those sales. We may also loan or pledge the securities covered by this prospectus and applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     A prospectus supplement will describe the manner and terms of an offering of securities, including:

•	the terms of the offering;

•	the purchase price of the securities;

•	the net proceeds from the offering;

•	whether the offering is being made to or through underwriters, dealers or agents;

•	the names of any underwriters, dealers or agents;

•	the offering price or purchase price of the securities and the net proceeds to be received by us;

•	any delayed delivery arrangements;

•	any underwriting discounts, discounts or concessions to dealers or agency fees and any other items that may be deemed to constitute underwriters’, dealers’ or agents’ compensation; and

•	any securities exchange or quotation system on which the securities may be listed or quoted.

Sale through Underwriters or Dealers

     If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices or at a fixed offering price determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

     We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities and describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

     We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to and may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

     The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with or perform services for, us and our affiliates in the ordinary course of business.

LEGAL MATTERS

     The validity of the common stock, preferred stock, debt securities, warrants and depositary shares will be passed on for us by Bryan Cave LLP, Phoenix, Arizona.

EXPERTS

     The consolidated financial statements of Mobile Mini, Inc. incorporated by reference in Mobile Mini, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 including the schedule appearing therein, and Mobile Mini, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included and incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC Registration Fee	$23,540
Legal Fees and Expenses *(1)	$25,000
Nasdaq Listing Fee*(1)	$-0-
Accounting Fees and Expenses*(1)	$10,000
Trustee’s and Registrar’s Fees and Expenses*(1)	$-0-
Rating Agency Fees*(1)	$40,000
Printing and Engraving Fees*(1)	$25,000
Miscellaneous*	$16,460

Total**	$140,000

*	Estimated pursuant to Item 511 of Regulation S-K.

(1)	Does not include expenses of preparing prospectus supplements and other expenses related to offering particular securities.

Item 15. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the state of Delaware (“DGCL”), as amended, provides that under certain circumstances, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has on reasonable cause to believe such person’s conduct was unlawful.

     The DGCL authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     Mobile Mini’s Amended and Restated Certificate of Incorporation and Bylaws provide for the indemnification of its directors to the fullest extent permitted under Delaware law. Pursuant to employment agreements entered into by Mobile Mini with certain of its executive officers, Mobile Mini must indemnify such officers and employees in the same manner and to the same extent that it is required to indemnify its directors under its Bylaws. Mobile Mini’s Certificate of Incorporation limits the personal liability of a director to the corporation or its stockholders to damages for breach of the director’s fiduciary duty.

     The Registrant has entered into indemnification agreements with each of its directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, a director will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     Mobile Mini has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Mobile Mini, or that may arise out of their status as directors or officers of the registrants, including liabilities under the federal and state securities laws. Mobile Mini has entered into indemnification agreements to indemnify its directors to the extent permitted under Delaware law.

Item 16. Exhibits

     See the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings

     (A) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, state of Arizona, on the 28th day of June, 2005.

Mobile Mini, Inc.
By:	/s/ Steven G. Bunger
Steven G. Bunger
President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	CAPACITY	DATE
/s/ Steven G. Bunger Steven G. Bunger	President, Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2005

/s/ Lawrence Trachtenberg Lawrence Trachtenberg	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 28, 2005

SIGNATURE	CAPACITY	DATE
/s/ Deborah K. Keeley	Vice President — Controller (Principal Accounting Officer)	June 28, 2005
Deborah K. Keeley

/s/ *	Director	June 28, 2005

Carolyn A. Clawson

/s/ *	Director	June 28, 2005

Thomas R. Graunke

/s/ *	Director	June 28, 2005

Ronald J. Marusiak

/s/ *	Director	June 28, 2005

Stephen A McConnell

/s/ *	Director	June 28, 2005

Michael L. Watts

* By:	/s/ Lawrence Trachtenberg
Lawrence Trachtenberg (Attorney-in-fact for each person indicated)

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Form of Underwriting Agreement.**

4.1	Form of Common Stock Certificate (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2003).

4.2	Form of Senior Indenture.*

4.3	Form of Subordinated Indenture.*

4.4	Form of Warrant Agreement for Equity Securities.**

4.5	Form of Warrant Agreement for Debt Securities.**

4.6	Form of Depositary Agreement, (including Form of Depositary Receipt).**

4.7	Indenture, dated as of June 26, 2003 among Mobile Mini, Inc., the Guarantors named therein, and Wells Fargo Bank National Association, as Trustee. (Incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form S-4 filed on July 25, 2003).

5.1	Opinion of Bryan Cave LLP.*

10.1	Amended and Restated Loan and Security Agreement, dated as of June 26, 2003 (the “Loan Agreement”) among Mobile Mini, Inc., each of the financial institutions initially a signatory thereto, together with assignees, as Lenders, and Fleet Capital Corporation, as Agent. (Incorporated by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form S-4 filed on July 25, 2003).

10.2	Subsidiary Security Agreement, dated February 11, 2002 by each subsidiary of Mobile Mini, Inc. and Fleet Capital Corporation, as Agent. (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2001).

10.3	Pledge Agreement, dated February 11, 2002 by Mobile Mini, Inc., each of its subsidiaries and Fleet Capital Corporation, as Agent. (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2001).

10.4	Guaranty by each subsidiary of Mobile Mini, Inc. to Fleet Capital Corporation, as Agent. (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2001).

10.5	First Amendment to Amended and Restated Loan and Security Agreement, dated January 14, 2004. (Incorporated by reference to the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2003).

Exhibit
Number	Description
10.6	Second Amendment to Amended and Restated Loan and Security Agreement, dated March 16, 2004. (Incorporated by reference to the Registrant’s Report on Form 10-Q for the quarter ended March 31, 2004).

10.7	Third Amendment to Amended and Restated Loan and Security Agreement, dated August 2004. (Incorporated by reference to the Registrant’s Report on Form 10-Q for the quarter ended June 30, 2004).

12.1	Statement Regarding Computation of Ratios.*

23.1	Consent of Bryan Cave LLP (contained in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.†

24.1	Power of Attorney (Contained on Signature Page).*

25.1	Form T-1 Statement of Eligibility of Trustee.**

25.2	Statement of Eligibility and Qualification of Trustee on Form T-1 of Wells Fargo Bank National Association, under the Trust Indenture Act of 1939.*

*	Previously Filed.

**	To be filed by amendment or incorporated by reference from a Current Report on Form 8-K.

†	Filed herewith.